Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES FIRST QUARTER 2014 RESULTS

FIRST QUARTER ADJUSTED EBITDAX OF $94 MILLION ON RECORD OIL PRODUCTION

STRONG RESULTS FROM SECOND UPPER EAGLE FORD TEST WELL

EAGLE FORD NET ACREAGE INCREASED TO APPROXIMATELY 86,000 ACRES

DRILLING INVENTORY INCREASED SIGNIFICANTLY TO APPROXIMATELY 1,510 LOCATIONS

RADNOR, PA (Globe Newswire) May 12, 2014 – Penn Virginia Corporation (NYSE: PVA) today reported financial results for the three months ended March 31, 2014 and provided updates of its operations and 2014 guidance.

First Quarter 2014 Results and Highlights

First quarter 2014 financial results, with applicable comparisons to fourth quarter 2013 results, and highlights were as follows:

•	Product revenues from the sale of oil, natural gas liquids (NGLs) and natural gas were $133.2 million, or $70.01 per barrel of oil equivalent (BOE), compared to $117.1 million, or $63.58 per BOE.

•	Oil and NGL revenues were $114.9 million, or 86 percent of product revenues, compared to $105.0 million, or 90 percent of product revenues.

•	Cash margin per BOE, a non-GAAP (generally accepted accounting principles) measure, excluding share-based compensation expenses, was $53.93 per BOE, compared to $48.48 per BOE.

•	Adjusted EBITDAX, a non-GAAP measure, was $93.8 million, compared to $84.4 million.

•	Operating income was $14.9 million, excluding $57.4 million of gain on the sale of assets, compared to operating income of $15.5 million.

•	Net income attributable to common shareholders (which includes our preferred stock dividend) was $17.5 million, or $0.22 per diluted share, compared to a net loss of $4.1 million, or $0.06 per diluted share.

•	Adjusted net loss attributable to common shareholders, a non-GAAP measure which includes our preferred stock dividend but excludes the effects of items that affect comparability to other periods, was $7.9 million, or $0.12 per diluted share, compared to a loss of $6.7 million, or $0.10 per diluted share.

•	In January 2014, we sold our Eagle Ford Shale natural gas gathering assets for a price of $100 million, $96 million net to our working interest.

•	In May 2014, the borrowing base under our revolving credit facility was increased from $425 million to $475 million.

Recent operational results, with applicable comparisons to fourth quarter 2013 results, and highlights were as follows:

•	First quarter production was 21,133 barrels of oil equivalent (BOE) per day (BOEPD), up six percent compared to 20,020 BOEPD.

•	First quarter production from our Eagle Ford Shale operations was 15,152 BOEPD, up 15 percent compared to 13,145 BOEPD.

•	First quarter oil production was a record 11,955 barrels of oil per day (BOPD), an increase of seven percent compared to 11,130 BOPD.

•	In the Eagle Ford Shale, as of March 31, 2014, we had a total of 19 (11.1 net) wells completing or waiting on completion and six (3.4 net) wells being drilled.

•	Currently, we have a total of approximately 125,300 gross (85,900 net) acres in the Eagle Ford Shale.

•	Approximately 6,400 net acres, or eight percent, have been added in the Eagle Ford Shale since our last quarterly report at an average cost of approximately $3,000 per acre.

•	In both the Lower and Upper Eagle Ford Shale, we now estimate that we have approximately 1,510 gross remaining drilling locations, approximately 1,035 of which are in the Lower Eagle Ford Shale and approximately 475 of which are in the Upper Eagle Ford Shale.

•	This inventory increased approximately 34 percent from approximately 1,125 locations reported previously.

•	This inventory does not assume any overlapping inventory from the Upper and Lower Eagle Ford Shale intervals, which may represent as many as 400 additional locations.

•	Approximately 90 locations were reclassified from Lower Eagle Ford Shale to Upper Eagle Ford Shale in the southeastern portion of our acreage in Lavaca County.

•	We recently drilled and completed the Welhausen Upper and Lower Eagle Ford Shale test wells in Lavaca County. The Lower Eagle Ford Shale well tested at 1,536 BOEPD and the Upper Eagle Ford Shale well tested at 2,165 BOEPD.

Definitions of non-GAAP financial measures and reconciliations of these non-GAAP financial measures to GAAP-based measures appear later in this release.

Management Comment

“We are pleased with our financial results in the first quarter as our cash flow and margins remained strong,” said H. Baird Whitehead, President and Chief Executive Officer. “Despite a sizeable number of well completions coming online later than expected, we achieved a new quarterly oil production record. Due to continued success in adding to our Eagle Ford Shale acreage position, we are increasing our leasing capital expenditures guidance for the year, but otherwise our previously reported guidance remains unchanged. We continue our aggressive Eagle Ford Shale leasing effort, at attractive acquisition costs, as we draw closer to our stated minimum goal of 100,000 net acres.

“Initial testing of our adjacent Upper / Lower Eagle Ford Shale wells commenced in the first quarter and the initial results are strong. We saw initial production in excess of 2,000 BOEPD with a very high flowing pressure. Longer term testing will be necessary in order to fully understand the upside associated with the Upper Eagle Ford Shale, but we are very optimistic about the play.”

First Quarter 2014 Results

Overview of Results

Operating income of $14.9 million in the first quarter of 2014, excluding $57.4 million of gain on the sale of assets, was $0.6 million lower than $15.5 million in the fourth quarter of 2013, excluding $0.2 million of gain on the sale of assets. This slight decrease was due primarily to a $5.7 million increase in exploration expense, a $4.9 million increase in depreciation, depletion and amortization (DD&A) expense, a $4.4 million increase in production and ad valorem taxes and a $3.2 million increase in share-based compensation expenses. The effect of these increased expenses was largely offset by a $16.1 million increase in product revenues, a $1.0 million decrease in recurring general and administrative (G&A) expense and a $0.4 million decrease in lease operating, gathering, processing and transportation expenses.

Product Revenues

Total product revenues were $133.2 million in the first quarter of 2014, a 14 percent increase compared to $117.1 million in the fourth quarter of 2013, due primarily to a 10 percent increase in average product pricing to $70.01 per BOE from $63.58 per BOE, as well as a three percent increase in equivalent production. The realized oil price was four percent higher than in the fourth quarter. Oil and NGL revenues were $114.9 million in the first quarter, a nine percent increase compared to $105.0 million in the fourth quarter, due to a five percent increase in combined oil and NGL prices, as well as a four percent increase in combined oil and NGL production. Oil and NGL revenues were 86 percent of product revenues in the first quarter, compared to 90 percent in the fourth quarter. Natural gas revenues were $18.2 million in the first quarter, a 51 percent increase compared to $12.0 million in the fourth quarter, due to a 47 percent increase in natural gas prices, as well as a three percent increase in natural gas production.

Production

	Total and Daily Equivalent Production for the Three Months Ended
Region / Play Type	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
	(in MBOE)			(in BOEPD)

Eagle Ford Shale	1,364	1,209	1,156	15,152	13,145	12,560
East Texas	180	241	246	2,004	2,624	2,675
Mid-Continent	174	204	219	1,931	2,213	2,385
Mississippi	178	181	179	1,981	1,969	1,951
Appalachia	6	6	6	66	68	67

Totals	1,902	1,842	1,807	21,133	20,020	19,638

Note - Numbers may not add due to rounding. MBOE equals one thousand barrels of oil equivalent.

As shown in the table above, production in the first quarter of 2014 was 21,133 BOEPD, compared to 20,020 BOEPD in the fourth quarter of 2013. As a percentage of total equivalent production, oil and NGL volumes were 69 percent in the first quarter of 2014, compared to 68 percent in the fourth quarter of 2013.

Pricing

Our first quarter 2014 realized oil price was $98.12 per barrel, compared to $94.66 per barrel in the fourth quarter of 2013. Our first quarter 2014 realized NGL price was $41.27 per barrel, compared to $34.56 per barrel in the fourth quarter. Our first quarter 2014 realized natural gas price was $5.07 per thousand cubic feet (Mcf), compared to $3.45 per Mcf in the fourth quarter. Adjusting for oil and gas hedges, our first quarter 2014 effective oil price was $96.00 per barrel and our first quarter 2014 effective natural gas price was $4.85 per Mcf, or a decrease of $2.12 per barrel from the realized oil price and a decrease of $0.22 per Mcf in the realized gas price.

Operating Expenses

As discussed below, first quarter 2014 total direct operating expenses, excluding share-based compensation expenses, increased by $2.8 million to $30.6 million, or $16.08 per BOE produced, compared to $27.8 million, or $15.09 per BOE, in the fourth quarter of 2013.

•	Lease operating expenses decreased by $0.2 million to $10.4 million, or $5.47 per BOE, from $10.6 million, or $5.74 per BOE, due primarily to lower down-hole maintenance and environmental compliance costs, partially offset by higher compression costs.

•	Gathering, processing and transportation expenses decreased by $0.3 million to $3.0 million, or $1.56 per BOE, compared to $3.2 million, or $1.76 per BOE, related primarily to lower processing costs attributable to overall NGL production, partially offset by higher gathering costs.

•	Production and ad valorem taxes increased by $4.4 million to $7.3 million, or 5.5 percent of product revenues, from $2.9 million, or 2.5 percent of product revenues, due primarily to higher overall production and the effect of ad valorem tax adjustments recorded in the fourth quarter of 2013.

•	G&A expense, excluding share-based compensation expenses of $6.8 million, decreased by $1.0 million to $9.9 million, or $5.21 per BOE, from $10.9 million, or $5.93 per BOE, excluding share-based compensation expenses and acquisition transaction expenses totaling $3.8 million. The increase in share-based compensation expenses was due to the increase in our common stock price during the first quarter of 2014.

Exploration expense increased to $8.6 million in the first quarter of 2014 from $2.9 million in the fourth quarter of 2013, primarily due to the acquisition of additional seismic in our Eagle Ford Shale area of interest.

DD&A expense increased by $5.0 million to $72.2 million, or $37.95 per BOE, in the first quarter of 2014, from $67.2 million, or $36.51 per BOE, in the fourth quarter of 2013, due primarily to higher overall production and a greater concentration of oil production from higher development-cost oil wells.

Capital Expenditures

During the first quarter of 2014, capital expenditures were approximately $182 million, an increase of $32 million, or 21 percent, compared to $150 million in the fourth quarter of 2013, consisting of:

•	$135 million for drilling and completion activities, compared to $104 million in the fourth quarter;

•	$37 million for leasehold acquisitions, compared to $40 million in the fourth quarter; and.

•	$10 million for pipeline, gathering, facilities, seismic and other, compared to $6 million in the fourth quarter.

Capital Resources and Liquidity, Interest Expense and Impact of Derivatives

As of March 31, 2014, we had total debt of $1,265 million, consisting of $300 million principal amount of 7.25 percent senior unsecured notes due 2019, $775 million principal amount of 8.50 percent senior unsecured notes due 2020 and $190 million outstanding under our revolving credit facility (Revolver). Our leverage ratio under the Revolver was 3.6 times trailing twelve months’ pro forma Adjusted EBITDAX of approximately $353 million, compared to 3.7 times at December 31, 2013. In May 2014, the borrowing base under the Revolver was increased from $425 million to $475 million.

During the first quarter, interest expense was $22.5 million, of which $21.5 million was cash interest expense, compared to $22.3 million in the fourth quarter.

During the first quarter, derivatives loss was $15.7 million, compared to derivatives income of $2.4 million in the fourth quarter. First quarter 2014 cash settlements of derivatives resulted in net cash outlays of $3.1 million, compared to $2.7 million of net cash outlays in the fourth quarter.

Derivatives Update

To support our operating cash flows, we hedge a portion of our oil and natural gas production at pre-determined prices or price ranges. Based on hedges currently in place, we have hedged approximately 11,700 barrels of daily crude oil production, or approximately 67 percent of the midpoint of guidance for the final three quarters of 2014, at a weighted average floor/swap price of $92.94 per barrel. For 2015, we have hedged approximately 10,000 barrels of daily crude oil production at a weighted average floor/swap price of $89.41 per barrel.

We have also hedged approximately 11,700 MMBtu of daily natural gas production, or approximately 29 percent of the midpoint of guidance for the final three quarters of 2014, at a weighted average floor/swap price of $4.16 per MMBtu. For the first quarter of 2015, we have hedged 5,000 MMBtu of daily natural gas production at a weighted average floor/swap price of $4.50 per MMBtu.

Please see the Derivatives Table included in this release for our current derivative positions.

Eagle Ford Shale Operational Update

First Quarter 2014 Update

First quarter production of our Eagle Ford Shale operations was 15,152 BOEPD, up 15 percent compared to 13,145 BOEPD in the fourth quarter. First quarter oil production of our Eagle Ford Shale operations was 11,878 BOPD, 10 percent higher than 10,759 BOPD in the fourth quarter of 2013.

During the first quarter, we completed 16 (12.9 net) operated wells and participated in the completion of two (0.9 net) outside operated wells. As of March 31, 2014, we had 19 (11.1 net) wells completing or waiting on completion and six (3.4 net) wells being drilled.

Upper Eagle Ford (Marl) Shale Update

The Welhausen #A2H and Welhausen #B1H located in Lavaca County were completed and turned in line during March 2014. The two laterals are effectively 660 feet apart. The Welhausen #B1H landed in the Lower Eagle Ford Shale, which is where the vast majority of our wells traditionally have been completed. The Welhausen #B1H has a 5,584 foot lateral and 26 frac stages and flowed back at a pressure of 5,700 pounds per square inch (psi), with an initial potential (IP) of 1,536 BOEPD. The Welhausen #A2H was completed in the Upper Eagle Ford (Marl) Shale. The Welhausen #A2H has a 5,976 foot lateral and also has 26 frac stages. The Welhausen #A2H flowed back at a pressure of 4,500 psi and had an IP of 2,165 BOEPD. After a recent clean-out operation of both wells, including the removal of plugs associated with eight frac stages in the Welhausen #A2H, the wells were just turned back in line.

These two wells have two of the highest wellhead flowing pressures we have encountered to date in our Eagle Ford Shale development program. Their GORs (gas-oil-ratios) of 5,000 to 6,000 standard cubic feet per barrel are also the highest we have encountered, but these higher pressures and GORs were expected since these wells are also our deepest “down-dip” tests of the Eagle Ford Shale. These initial results imply that we are still in the volatile oil window. Longer term, additional testing and production history will help determine whether, at least in this area, the Upper Eagle Ford Shale and Lower Eagle Ford Shale are completely separate reservoirs.

With continued leasing contiguous to our current acreage positions, along with the continued success of our multi-well pad drilling efforts and closer well spacing, we anticipate that, over time, additional wells will be added to our approximate 1,510 well drilling inventory.

Below are the results and statistics for recent Eagle Ford Shale wells:

			Peak Gross Daily Production Rates(1)			30-Day Average Gross Daily Production Rates(1)
Well Name	Lateral Length	Frac Stages	Oil Rate	Equivalent Rate	Equivalent Rate per Frac Stage	Oil Rate	Equivalent Rate	Equivalent Rate per Frac Stage
	Feet		BOPD	BOEPD	BOEPD/stage	BOPD	BOEPD	BOEPD/stage
Operated wells
Pavlicek #2H	5,394	24	1,057	1,319	55.0	455	624	26.0
Pavlicek #5H	4,496	20	1,112	1,411	70.6	451	614	30.7
Zebra Hunter #2H	6,697	29	1,301	1,511	52.1	1,000	1,118	38.6
Zebra Hunter #3H	6,518	28	2,001	2,250	80.4	1,222	1,350	48.2
Kusak #2H	7,693	33	911	982	29.8	610	655	19.8
Kusak #3H	8,182	32	765	830	25.9	625	674	21.1
Berger-Simper #2H	3,603	17	728	979	57.6	407	538	31.6
Berger-Simper #1H	5,296	24	935	1,361	56.7	464	636	26.5
Leal #3H	5,315	25	1,003	1,365	54.6	629	815	32.6
Leal #4H	6,390	23	1,224	1,641	71.3	594	735	32.0
Miller 2 #2H	4,418	20	577	626	31.3	442	466	23.3
Miller 2-#1H	4,977	23	759	818	35.5	458	486	21.1
Technik #2H	4,676	22	858	1,088	49.4	577	703	32.0
Technik #7H	4,539	21	609	819	39.0	428	520	24.8
Welhausen #A2H(2)	5,976	26	1,086	2,165	83.3	—	—	—
Welhausen #B1H(2)	5,584	26	807	1,536	59.1	—	—	—

(1)	Wellhead rates only; the natural gas associated with these wells is yielding between 145 and 165 barrels of NGLs per million cubic feet.
(2)	After a recent clean-out operation of both wells, including the removal of plugs associated with eight frac stages in the Welhausen #A2H, the wells were just turned back in line and both are producing from 26 frac stages.

Full-Year 2014 Guidance

Our 2014 capital expenditures are expected to range between $595 and $653 million, an increase of $13 to $20 million from previous guidance. This reflects an increase in lease acquisition capital expenditures to $60 to $83 million from previous guidance of $40 to $70 million. Other 2014 guidance remains unchanged.

Please see the Guidance Table included in this release for guidance estimates for full-year 2014. These estimates are meant to provide guidance only and are subject to revision as our operating environment changes.

Explanation of Non-GAAP Cash Margin per BOE

Cash Margin per BOE is a non-GAAP financial measure which represents total product revenues less total direct operating expenses, excluding share-based compensation expenses. Cash Margin per BOE is equal to cash margin divided by total equivalent crude oil, NGL and natural gas production. Cash Margin per BOE is not adjusted for the impact of hedges. Cash Margin per BOE is not a measure of financial performance under GAAP and should not be considered as an alternative to operating income. We believe that Cash Margin per BOE is an important measure that can be used by security analysts and investors to evaluate our cash operating margin and to compare it to other oil and gas companies, as well as for comparisons to other time periods.

First Quarter 2014 Conference Call

A conference call and webcast, during which management will discuss first quarter 2014 financial and operational results, is scheduled for Tuesday, May 13, 2014 at 10:00 a.m. ET. Prepared remarks by H. Baird Whitehead, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing toll free 1-877-316-5288 (international: 1-734-385-4977) five to 10 minutes before the scheduled start of the conference call (use the conference code 3581559), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay will be available for two weeks beginning approximately 24 hours after the call. The replay can be accessed by dialing toll free 1-855-859-2056 (international: 1-404-537-3406) and using the replay code 3581559. In addition, an on-demand replay of the webcast will also be available for two weeks at our website beginning approximately 24 hours after the webcast.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in south and east Texas. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for oil, natural gas liquids, or NGLs, and natural gas; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and natural gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per share data)

	Three months ended March 31,		Three months ended December 31,
	2014	2013	2013
Revenues
Crude oil	$105,576	$63,058	$96,918
Natural gas liquids (NGLs)	9,373	7,127	8,096
Natural gas	18,203	12,039	12,073

Total product revenues	133,152	82,224	117,087
(Loss) gain on sales of property and equipment, net	56,826	(549)	213
Other	(113)	1,523	(298)

Total revenues	189,865	83,198	117,002
Operating expenses
Lease operating	10,404	7,805	10,570
Gathering, processing and transportation	2,961	3,579	3,241
Production and ad valorem taxes	7,305	5,959	2,872
General and administrative	9,918	9,858	11,115
Share-based compensation - liability-classified awards (a)	5,945	—	2,607

Total direct operating expenses	36,533	27,201	30,405
Share-based compensation - equity-classified awards (b)	825	1,085	1,000
Exploration	8,636	6,295	2,897
Depreciation, depletion and amortization	72,187	51,576	67,239

Total operating expenses	118,181	86,157	101,541

Operating income (loss)	71,684	(2,959)	15,461

Other income (expense)
Interest expense	(22,534)	(14,479)	(22,336)
Loss on extinguishment of debt	—	—	(17)
Derivatives	(15,662)	(7,761)	2,356
Other	1	27	68

Income (loss) before income taxes	33,489	(25,172)	(4,468)
Income tax (expense) benefit	(14,264)	8,789	2,119

Net income (loss)	19,225	(16,383)	(2,349)
Preferred stock dividends	(1,722)	(1,725)	(1,725)

Net income (loss) attributable to common shareholders	$17,503	$(18,108)	$(4,074)

Net income (loss) per share:
Basic	$0.27	$(0.33)	$(0.06)
Diluted	$0.22	$(0.33)	$(0.06)

Weighted average shares outstanding, basic	65,611	55,341	65,490
Weighted average shares outstanding, diluted	85,744	55,341	65,490

	Three months ended March 31,		Three months ended December 31,
	2014	2013	2013
Production
Crude oil (MBbls)	1,076	599	1,024
NGLs (MBbls)	227	234	234
Natural gas (MMcf)	3,593	3,565	3,502
Total crude oil, NGL and natural gas production (MBOE)	1,902	1,427	1,842

Prices
Crude oil ($ per Bbl)	$98.12	$105.28	$94.66
NGLs ($ per Bbl)	$41.27	$30.45	$34.56
Natural gas ($ per Mcf)	$5.07	$3.38	$3.45

Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$96.00	$109.97	$91.48
NGLs ($ per Bbl)	$41.27	$30.45	$34.56
Natural gas ($ per Mcf)	$4.85	$3.59	$3.61

(a)	Includes liability-classified share-based compensation expense attributable to our performance-based restricted stock units which are payable in cash upon the achievement of certain market-based performance metrics. A total of $5.9 million and less than $0.1 million attributable to these awards is included in the three months ended March 31, 2014 and 2013.
(b)	Our equity-classified share-based compensation expense includes non-cash charges for our stock option expense and the amortization of common, deferred and restricted stock and restricted stock unit awards related to equity-classified employee and director compensation in accordance with accounting guidance for share-based payments.

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	As of
	March 31, 2014	December 31, 2013
Assets
Current assets	$188,246	$233,696
Net property and equipment	2,312,003	2,237,304
Other assets	35,684	36,087

Total assets	$2,535,933	$2,507,087

Liabilities and shareholders’ equity
Current liabilities	$257,815	$258,145
Revolving credit facility	190,000	206,000
Senior notes due 2019	300,000	300,000
Senior notes due 2020	775,000	775,000
Other liabilities and deferred income taxes	204,875	179,138
Total shareholders’ equity	808,243	788,804

Total liabilities and shareholders’ equity	$2,535,933	$2,507,087

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three months ended March 31,		Three months ended December 31,
	2014	2013	2013
Cash flows from operating activities
Net income (loss)	$19,225	$(16,383)	$(2,349)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt	—	—	17
Depreciation, depletion and amortization	72,187	51,576	67,239
Accretion of firm transportation obligation	354	207	411
Derivative contracts:
Net losses (gains)	15,662	7,761	(2,356)
Cash settlements, net	(3,057)	3,557	(2,667)
Deferred income tax expense (benefit)	14,064	(8,789)	(2,119)
(Gain) loss on sales of assets, net	(56,826)	549	(213)
Non-cash exploration expense	3,294	5,262	3,284
Non-cash interest expense	1,012	946	998
Share-based compensation (equity-classified)	825	1,085	1,000
Other, net	206	81	99
Changes in operating assets and liabilities	(386)	(237)	(26,666)

Net cash provided by operating activities	66,560	45,615	36,678

Cash flows from investing activities
Acquisition, net	—	—	20,568
Capital expenditures - property and equipment	(159,804)	(85,973)	(147,239)
Proceeds from sales of assets, net	95,964	878	(707)

Net cash used in investing activities	(63,840)	(85,095)	(127,378)

Cash flows from financing activities
Proceeds from revolving credit facility borrowings	85,000	38,000	83,000
Repayment of revolving credit facility borrowings	(101,000)	—	(5,000)
Debt issuance costs paid	—	—	(435)
Dividends paid on preferred and common stock	(1,725)	(1,687)	(1,725)
Other, net	1,085	(61)	13

Net cash (used in) provided by financing activities	(16,640)	36,252	75,853

Net decrease in cash and cash equivalents	(13,920)	(3,228)	(14,847)
Cash and cash equivalents - beginning of period	23,474	17,650	38,321

Cash and cash equivalents - end of period	$9,554	$14,422	$23,474

Supplemental disclosures of cash paid for:
Interest	$1,025	$340	$43,303
Income taxes (net of refunds received)	$—	$—	$—

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three months ended March 31,		Three months ended December 31,
	2014	2013	2013
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Net income (loss) applicable to common shareholders, as adjusted”
Net income (loss)	$19,225	$(16,383)	$(2,349)
Adjustments for derivatives:
Net losses (gains)	15,662	7,761	(2,356)
Cash settlements, net	(3,057)	3,557	(2,667)
Adjustment for acquisition transaction expenses	—	—	191
Adjustment for restructuring costs	12	—	2
Adjustment for (gain) loss on sale of assets, net	(56,826)	549	(213)
Adjustment for loss on extinguishment of debt	—	—	17
Impact of adjustments on income taxes	18,830	(4,143)	2,384
Preferred stock dividends	(1,722)	(1,725)	(1,725)

Net loss applicable to common shareholders, as adjusted (a)	$(7,876)	$(10,384)	$(6,716)

Net loss applicable to common shareholders, as adjusted, per share, diluted	$(0.12)	$(0.19)	$(0.10)

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted EBITDAX”
Net income (loss)	$19,225	$(16,383)	$(2,349)
Income tax benefit	14,264	(8,789)	(2,119)
Interest expense	22,534	14,479	22,336
Depreciation, depletion and amortization	72,187	51,576	67,239
Exploration	8,636	6,295	2,897
Share-based compensation expense (equity-classified awards)	825	1,085	1,000

EBITDAX	137,671	48,263	89,004
Adjustments for derivatives:
Net losses (gains)	15,662	7,761	(2,356)
Cash settlements, net	(3,057)	3,557	(2,667)
Adjustment for acquisition transaction expenses	—	—	191
Adjustment for (gain) loss on sale of assets, net	(56,826)	549	(213)
Adjustment for other non-cash items	354	207	411
Adjustment for loss on extinguishment of debt	—	—	17

Adjusted EBITDAX (b)	93,804	60,337	84,387
Pro forma EBITDAX from our 2013 Eagle Ford Shale acquisition	—	22,649	—

Pro forma Adjusted EBITDAX	$93,804	$82,986	$84,387

(a)	Net loss applicable to common shareholders, as adjusted, represents net loss, less preferred stock dividends, adjusted to exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, acquisition transaction expenses, restructuring costs, net gains and losses on the sale of assets and loss on extinguishment of debt. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Net loss applicable to common shareholders, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss applicable to common shareholders.
(b)	Adjusted EBITDAX represents net loss before income tax benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, acquisition transaction expenses, impairments, net gains and losses on the sale of assets, loss on extinguishment of debt, loss on firm transportation commitment and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss. Pro forma Adjusted EBITDAX further adjusts Adjusted EBITDAX to include the pro forma EBITDAX from our Eagle Ford Shale acquisition in April 2013 and represents EBITDAX as defined in our revolving credit facility.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2014. These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

	First Quarter 2014	Full-Year 2014 Guidance
Production:
Crude oil (MBbls)	1,076	5,700	-	6,100
NGLs (MBbls)	227	1,075	-	1,175
Natural gas (MMcf)	3,593	14,000	-	15,000
Equivalent production (MBOE)	1,902	9,108	-	9,775
Equivalent daily production (BOEPD)	21,133	24,954	-	26,781
Percent crude oil and NGLs	68.5%	69.3%	-	79.9%

Production revenues (a):
Crude oil	$105.6	500.0	-	535.0
NGLs	$9.4	32.0	-	35.0
Natural gas	$18.2	55.0	-	60.0
Total product revenues	$133.2	587.0	-	630.0
Total product revenues ($ per BOE)	$70.01	60.05	-	69.17
Percent crude oil and NGLs	86.3%	84.4%	-	97.1%

Operating expenses:
Lease operating ($ per BOE)	$5.47	5.80	-	6.40
Gathering, processing and transportation costs ($ per BOE)	$1.56	1.70	-	1.90
Production and ad valorem taxes (percent of oil and gas revenues)	5.5%	6.5%	-	7.5%

General and administrative:
Recurring general and administrative	$9.9	40.0	-	43.0
Share-based compensation	$6.8	12.0	-	15.0
Acquisition transaction expenses	$—	0.0	-	0.0
Total reported G&A	$16.7	52.0	-	58.0

Exploration:
Total reported exploration	$8.6	23.0	-	25.0
Unproved property amortization	$3.3	12.5	-	13.0

Depreciation, depletion and amortization ($ per BOE)	$37.95	35.00	-	36.00

Adjusted EBITDAX (b)	$93.8	440.0	-	485.0

Capital expenditures:
Drilling and completion	$135.5	510.0	-	540.0
Lease acquisitions	$36.9	60.0	-	83.0
Seismic (c)	$4.5	10.0	-	12.0
Pipeline, gathering, facilities and other	$5.6	15.0	-	18.0
Total capital expenditures	$182.4	595.0	-	653.0

End of period debt outstanding	$1,265.0	1,390.0	-	1,450.0
Interest expense:
Total reported interest expense	$22.5	97.0	-	100.0
Cash interest expense	$21.5	93.0	-	96.0
Preferred stock dividends paid	$1.7	6.9	-	6.9
Income tax benefit rate	42.6%	35.5%	-	37.5%

(a)	Assumes average benchmark prices of $90.00 per barrel for crude oil and $4.50 per MMBtu for natural gas in the final three quarters of 2014, prior to any premium or discount for quality, basin differentials, the impact of hedges and other adjustments. NGL realized pricing is assumed to be $29.06 per barrel in the final three quarters of 2014.
(b)	Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(c)	Seismic expenditures are also reported as a component of exploration expense and as a component of net cash provided by operating activities.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

Note to Guidance Table:

The following table shows our current derivative positions.

			Weighted Average Price
	Instrument Type	Average Volume Per Day	Floor/ Swap	Ceiling
Natural gas:		(MMBtu)	($ / MMBtu)
Second quarter 2014	Swaps	15,000	4.10
Third quarter 2014	Swaps	15,000	4.10
Fourth quarter 2014	Swaps	5,000	4.50
First quarter 2015	Swaps	5,000	4.50

Crude oil:		(barrels)	($ / barrel)
Second quarter 2014	Collars	2,500	92.00	99.46
Third quarter 2014	Collars	2,000	90.00	94.33
Fourth quarter 2014	Collars	2,000	90.00	94.33
First quarter 2015	Collars (a)	4,000	87.50	94.66
Second quarter 2015	Collars (a)	4,000	87.50	94.66
Third quarter 2015	Collars (a)	3,000	86.67	94.73
Fourth quarter 2015	Collars (a)	3,000	86.67	94.73
Second quarter 2014	Swaps	8,500	94.00
Third quarter 2014	Swaps (a)	10,000	93.21
Fourth quarter 2014	Swaps (a)	10,000	93.21
First quarter 2015	Swaps (a)	7,000	90.79
Second quarter 2015	Swaps (a)	7,000	90.79
Third quarter 2015	Swaps (a)	6,000	90.45
Fourth quarter 2015	Swaps (a)	6,000	90.45
First quarter 2015	Swaption (b)	1,000	88.00
Second quarter 2015	Swaption (b)	1,000	88.00
Third quarter 2015	Swaption (b)	1,000	88.00
Fourth quarter 2015	Swaption (b)	1,000	88.00

(a)	All or a portion of these derivatives have include “lower” puts sold at a strike price of $70 per barrel. If the price of WTI oil goes below $70 per barrel, the cash receipts on the derivatives will be limited to the difference between the swap / floor price and $70 per barrel.
(b)	This swaption contract gives our counterparties the option to enter into a fixed price swap with us at a future date. If the forward commodity price for calendar year 2015 is higher than or equal to $88.00 per barrel on December 31, 2014, the counterparty will exercise its option to enter into a fixed price swap at $88.00 per barrel for calendar year 2015, at which point the contract functions as a fixed price swap. If the forward commodity price for calendar year 2015 is lower than $88.00 per barrel on December 31, 2014, the option expires and no fixed price swap is in effect.

We estimate that, excluding the derivative positions described above, for every $10.00 per barrel increase or decrease in the crude oil price, operating income for the final three quarters of 2014 would increase or decrease by approximately $41.0 million. In addition, we estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, operating income for the final three quarters of 2014 would increase or decrease by approximately $10.6 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in operating income exclude potential cash receipts or payments in settling these derivative positions.